Exhibit 99.1
NEWS RELEASE

RAMBUS REPORTS FIRST QUARTER FINANCIAL RESULTS

First Quarter Fiscal 2011 Business and Financial Highlights

•	Signed five-year patent license agreements with Panasonic Corporation and Toshiba Corporation.
•	Demonstrated differential signaling for SoC-to-memory interfaces to 20 Gbps and extended single-ended signaling to 12.8 Gbps.
•	Introduced FlexModetm interface technology, which enables both differential and single-ended memory systems to be implemented in a single SoC package design with no extra pins.
•	Revenue of $62.5 million; non-GAAP customer licensing income of $68.7 million.
•	GAAP diluted loss per share of $0.04.
•	Non-GAAP diluted income per share of $0.09.

SUNNYVALE, Calif. – April 21, 2011 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, today reported financial results for the first quarter ended March 31, 2011.

GAAP Financial Results

Revenue for the first quarter of 2011 was $62.5 million, down 31% sequentially from the fourth quarter of 2010 primarily due to one-time catch up revenue from the Elpida and Renesas license agreements in the fourth quarter of 2010. As compared to the first quarter of 2010, revenue was down 61% primarily due to revenue recognized from agreements signed with Samsung during the first quarter of 2010.

Total operating costs and expenses for the first quarter of 2011 were $54.2 million, which included general litigation expenses of $9.2 million and a credit from gain from settlement of $6.2 million. This is compared to total operating costs and expenses for the fourth quarter of 2010 of $48.0 million, which included general litigation expenses of $5.8 million and a credit from gain from settlement of $10.3 million. Total operating costs and expenses (recoveries) in the first quarter of 2010 were a recovery of $40.3 million, which included general litigation expenses of $7.0 million and a credit from gain from settlement of $95.9 million.

Net loss for the first quarter of 2011 was $4.2 million as compared to a net income of $33.1 million in the fourth quarter of 2010 and a net income of $150.9 million in the first quarter of 2010. Diluted net loss per share for the first quarter of 2011 was $0.04 as compared to a net income per share of $0.29 in the fourth quarter of 2010 and a net income per share of $1.28 in the first quarter of 2010.

Non-GAAP Financial Results (1)

Customer licensing income in the first quarter of 2011 was $68.7 million as compared to $101.2 million in the fourth quarter of 2010 and $257.8 million in the first quarter of 2010.

Non-GAAP operating costs and expenses in the first quarter of 2011 were $49.9 million as compared to $48.7 million in the fourth quarter of 2010 and $46.2 million in the first quarter of 2010.

Non-GAAP operating income in the first quarter of 2011 was $18.8 million as compared to $52.5 million in the fourth quarter of 2010 and $211.6 million in the first quarter of 2010.

Non-GAAP net income in the first quarter of 2011 was $10.2 million as compared to $32.1 million in the fourth quarter of 2010 and $134.3 million in the first quarter of 2010.

Other Financial Highlights

Cash, cash equivalents, and marketable securities as of March 31, 2011 were $508.6 million, a decrease of approximately $3.4 million from December 31, 2010. The decrease was primarily due to cash used in operations and for purchases of property, plant and equipment during the quarter.

During the quarter ended March 31, 2011, the Company paid withholding taxes of approximately $4.2 million. As the Company continues to maintain a valuation allowance against its U.S. deferred tax assets, the Company’s tax provision is based on a projected annual effective tax rate consisting of state, foreign and withholding taxes applied to year-to-date pretax income results for the quarter.

The conference call discussing 2011 first quarter results will be webcast and can be accessed via Rambus' web site at http://investor.rambus.com at 2:00pm Pacific Time today. A replay will be available following the call on Rambus' Investor Relations web site or for one week at the following numbers: (800) 642-1687 (domestic) or (706) 645-9291 (international) with ID#58589190.

Forward Looking Statements

This press release may contain forward-looking statements related to our estimates and expectations for future financial performance and other related events. Actual results may differ materially from those contained in any forward-looking statements. Please refer to the documents Rambus files with the SEC, including Rambus’ most recent Form 10-K and Form 10-Q. These SEC filings contain and identify important factors that could cause Rambus’ consolidated financial results to differ materially from those contained in Rambus’ forward-looking statements. Although Rambus believes that the expectations reflected in the forward-looking statements are reasonable, Rambus cannot guarantee future results, levels of activity, performance or achievements. Rambus is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our Forms 10-K and 10-Q.

(1)	Non-GAAP Financial Information

In the commentary set forth above and/or in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: customer licensing income, operating costs and expenses, operating income and net income. In computing each of these non-GAAP financial measures, the Company combines revenue and gain from settlement and excludes charges or gains relating to: stock-based compensation expenses, amortization expenses, costs of restatement and related legal activities and non-cash interest expense. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

Our non-GAAP financial measures reflect adjustments based on the following items:

Customer licensing income. Customer licensing income includes the Company’s measure of the total royalties received from our customers, under our licensing agreement with them. In connection with the Samsung settlement, the Company bifurcates royalty payments that it receives between revenue and gain from settlement, which is reflected as a contra expense in operating expenses for GAAP purposes. The Company has combined revenue from our customers, including Samsung, and the gain from the Samsung settlement as customer licensing income to reflect the total amounts received from our customers, including Samsung under the relevant agreements.

Stock-based compensation expense. These expenses consist primarily of expenses related to employee stock options, employee stock purchase plans, employee restricted stock and employee restricted stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with other peer companies.

Amortization expense. The Company incurs expenses for the amortization of intangible assets in connection with acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the core operation of the Company’s business.

Costs of restatement and related legal activities. These expenses consist primarily of investigation, audit, legal and other professional fees related to the 2006-2007 stock option investigation and related litigation, as well as recoveries received from third parties. The Company excludes these costs and recoveries from its non-GAAP measures primarily because the Company believes that these non-recurring costs and recoveries have no direct correlation to the core operation of the Company’s business.

Non-cash interest expense. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s on-going operations.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assumes net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results to assist the Company’s planning for future periods.

From time to time in the future, there may be other items, such as significant asset impairments, restructuring charges or significant gains or losses from contingencies that the Company may exclude if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enriching the end-user experience of electronic systems. Additional information is available at www.rambus.com.

RMBSFN

Contacts:

Linda Ashmore
Public Relations
Rambus Inc.
(408) 462-8411
lashmore@rambus.com

Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$182,234	$215,262
Marketable securities	326,341	296,747
Accounts receivable	389	2,600
Prepaids and other current assets	10,988	10,898
Deferred taxes	2,420	2,420
Total current assets	522,372	527,927
Deferred taxes, long-term	3,020	2,974
Intangible assets, net	39,007	40,986
Goodwill	18,154	18,154
Property, plant and equipment, net	70,520	67,770
Other assets	6,086	5,361
Total assets	$659,159	$663,172

LIABILITIES, CONTINGENTLY REDEEMABLE COMMON STOCK & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,292	$5,952
Accrued salaries and benefits	9,907	31,634
Accrued litigation expenses	4,744	4,060
Other accrued liabilities	11,778	14,165
Total current liabilities	37,721	55,811
Long-term liabilities:
Convertible notes, long-term	124,359	121,500
Long-term imputed financing obligation	34,362	27,899
Other long-term liabilities	9,690	9,679
Total long-term liabilities	168,411	159,078
Contingently redeemable common stock	113,500	113,500
Total stockholders’ equity	339,527	334,783
Total liabilities, contingently redeemable common stock and stockholders’ equity	$659,159	$663,172

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue:
Royalties	$59,235	$160,542
Contract revenue	3,292	1,322
Total revenue	62,527	161,864
Operating costs and expenses:
Cost of revenue (1)	3,149	1,854
Research and development (1)	23,317	21,691
Marketing, general and administrative (1)	32,732	31,527
Costs of restatement and related legal activities	1,159	526
Gain from settlement	(6,200)	(95,900)
Total operating costs and expenses (recoveries)	54,157	(40,302)
Operating income	8,370	202,166
Interest income and other income (expense), net	(652)	425
Interest expense on convertible notes	(5,172)	(6,016)
Interest and other income (expense), net	(5,824)	(5,591)
Income before income taxes	2,546	196,575
Provision for income taxes	6,776	45,676
Net income (loss)	$(4,230)	$150,899
Net income (loss) per share:
Basic	$(0.04)	$1.33
Diluted	$(0.04)	$1.28

Weighted average shares used in per share calculation
Basic	107,613	113,132
Diluted	107,613	117,463

_________
(1)Total stock-based compensation expense for the three month periods ended March 31, 2011 and March 31, 2010 are presented as follows:

	Three Months Ended March 31,
	2011	2010
Cost of revenue	$123	$100
Research and development	$2,512	$2,569
Marketing, general and administrative	$4,655	$5,165

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010

Revenue	$62,527	$90,921	$161,864
Adjustments:
Gain from settlement	6,200	10,300	95,900
Total customer licensing income	$68,727	$101,221	$257,764

Operating costs and expenses (recoveries)	$54,157	$48,038	(40,302)
Adjustments:
Stock-based compensation	(7,290)	(7,320)	(7,834)
Amortization	(1,979)	(1,479)	(1,086)
Costs of restatement and related legal activities	(1,159)	(797)	(526)
Gain from settlement	6,200	10,300	95,900
Non-GAAP operating costs and expenses	$49,929	$48,742	$46,152

Operating income	$8,370	$42,883	$202,166
Adjustments:
Stock-based compensation	7,290	7,320	7,834
Amortization	1,979	1,479	1,086
Costs of restatement and related legal activities	1,159	797	526
Non-GAAP operating income	$18,798	$52,479	$211,612

Net income (loss)	$(4,230)	$33,084	150,899
Adjustments:
Stock-based compensation	7,290	7,320	7,834
Amortization	1,979	1,479	1,086
Costs of restatement and related legal activities	1,159	797	526
Non-cash interest expense on convertible notes	3,016	2,834	3,860
Income tax adjustments	1,020	(13,430)	(29,881)
Non-GAAP net income	$10,234	$32,084	$134,324

Non-GAAP basic net income per share	$0.10	$0.29	$1.19
Non-GAAP diluted net income per share	$0.09	$0.28	$1.14
Weighted average shares used in non-GAAP per share calculation:
Basic	107,613	111,530	113,132
Diluted	110,626	114,461	117,463